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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-21476

                              Big Rock Brewery Ltd.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             5555 - 76th Avenue S.E.
                            Calgary, Alberta T2C 4L8
                                     Canada
                                 (403) 720-3239
   ---------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Common Shares and attached Common Share Rights
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
  ---------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [x]                 Rule 12h-3(b)(1)(i)        [x]
       Rule 12g-4(a)(1)(ii)   [ ]                 Rule 12h-3(b)(1)(ii)       [ ]
       Rule 12g-4(a)(2)(i)    [ ]                 Rule 12h-3(b)(2)(i)        [ ]
       Rule 12g-4(a)(2)(ii)   [ ]                 Rule 12h-3(b)(2)(ii)       [ ]
                                                  Rule 15d-6                 [ ]

     Approximate number of holders of record as of the certification or notice date: 255, including 74 depositary accounts in book-entry systems.

                                      * * *

     Pursuant to the requirements of the Securities Exchange Act of 1934, Big Rock Brewery Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    December 30, 2002                  BIG ROCK BREWERY LTD.




                                           By: /s/Timothy A. Duffin
                                               --------------------
                                               Timothy A. Duffin
                                               Chief Financial Officer








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